Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in registration statement No. 333-274254 on Form S-8, registration statement No. 333-262754 on Form S-3/A, registration statement No. 333-256865 on Form S-3, registration statement No. 333-256565 on Form S-3 and registration statement No. 333-253455 on Form S-3 of Rafael Holdings, Inc., of our report dated May 16, 2024, with respect to the consolidated financial statements of Cornerstone Pharmaceuticals, Inc. as of July 31, 2023 and 2022, and for the years then ended, which report is included in Amendment No. 1 to Current Report on Form 8-K/A filed on May 23, 2024.

/s/ CohnReznick LLP

New York, New York

May 23, 2024